Exhibit 99.1

C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, vp and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS, April 22, 2003 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq:CHRW), today reported financial results for the three months ended March 31, 2003.

For the first quarter of 2003, gross profit increased 17.2 percent to $133.1 million from $113.6 million in 2002. Income from operations increased 28.4 percent to $43.5 million from $33.8 million in 2002. Net income increased 28.8 percent to $26.8 million from $20.8 million in 2002. Basic net income per share increased 28.0 percent to $0.32 from $0.25 per share in 2002. Diluted net income per share increased 29.2 percent to $0.31 from $0.24 per share in 2002.

“The first quarter was a great start to 2003,” said John P. Wiehoff, chief executive officer of C.H. Robinson. “We had solid volume growth across all modes, including our North American truckload business, and we continued to aggressively manage our expenses. Our people are working hard, focusing on selling and providing great service. We continue to see a lot of volatility in the marketplace with changes in the capacity market, fuel prices, insurance-related issues, and fluctuations in freight volumes. These factors have recently made our growth more sporadic and difficult to anticipate. Our revenue comparisons will grow tougher throughout 2003, and we anticipate an increased personnel investment to support our growth. Our business model is flexible, allowing us to adapt to changing marketplace conditions. We’re very confident in our long-term growth strategy and our ability to get it done.”

For the first quarter, total Transportation gross profit increased 18.0 percent. The increase in our truck transportation business of 17.0 percent was driven by volume growth in both truckload and less-than-truckload shipments. Our aggressive sales efforts throughout 2002 resulted in expansion of services with existing customers and growth with new customers.

Our intermodal gross profit growth of 30.4 percent in the first quarter of 2003 was the result of increased volumes and margin expansion. Volume growth was driven by our aggressive sales efforts, and customers’ greater confidence in intermodal service levels and their increased focus on cost savings. Gross profit per transaction in our intermodal business increased largely due to the mix of freight.

Our combined air and ocean gross profits increased 22.4 percent this quarter compared to the first quarter of 2002. We opened an office in Hong Kong during the second quarter of 2002, and that

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C.H. Robinson Worldwide, Inc.

April 22, 2003

office was a significant contributor to the increase in these modes. Growth with new customers also contributed to our international forwarding growth.

Miscellaneous transportation gross profit consists of customs brokerage fees, transportation management fees, warehouse and cross-dock services, and other miscellaneous transportation related services. The increase of 28.0 percent in the first quarter was driven by an increase in both customs brokerage business and in transportation management fees.

For the first quarter of 2003, Sourcing gross profit increased 4.4 percent. The transition continues in our customer base of this business, which is the buying and selling of fresh fruits and vegetables. We continue to see increases in volume and gross profit in our integrated relationships with large retailers, offset by a decline with our produce wholesale customers.

Information Services is comprised entirely of revenue generated from our subsidiary, T-Chek Systems. For the first quarter of 2003, Information Services gross profit increased 27.7 percent, primarily due to significant transaction growth. Changes in industry pricing, including growth in transaction fees charged to truck stops, also contributed to gross profit growth.

Our consolidated headcount increased by 59 to 3,873 during the first quarter of 2003 from the end of the fourth quarter of 2002; it increased by 98 in the first quarter of 2003 over the first quarter of 2002. Personnel expense, as a percentage of gross profit, decreased in the first quarter of 2003 to 50.5 percent compared to 51.8 percent in the first quarter of 2002. Our branch network has been able to leverage growth with fewer resources through consolidation of administrative functions and improved productivity. We expect that we will need to invest further in personnel to support our future growth. Additionally, while our compensation system is largely variable cost, pay-for-performance, we do have some fixed personnel costs that have not grown as fast as gross profit growth.

For the quarter, selling, general, and administrative expenses were $22.4 million, an increase of 7.4 percent from $20.9 million in 2002. Increased legal expense was offset by slower growth in travel, communications, and occupancy expenses. Our bad debt and depreciation expenses declined. While many of our expenses are variable, we gain leverage in periods of growth.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest third-party logistics companies in North America. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, serving 15,000 customers through a network of 150 offices in North America, South America, Europe and Asia. C.H. Robinson maintains one of the single largest networks of motor carrier capacity in North America through contracts with more than 20,000 motor carriers, and is one of the largest third-party providers of intermodal services in the United States.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and

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April 22, 2003

uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; changing market conditions, competition and growth rates within the third-party logistics industry; availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; changes in accounting policies; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risk and uncertainties detailed under “Cautionary Statement” in Exhibit 99.1 to C.H. Robinson’s Annual Report on Form 10-K filed on March 17, 2003.

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C.H. Robinson Worldwide, Inc.

April 22, 2003

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three months ended March 31,
	2003	2002
Gross revenues and management fees	$816,744	$740,031

Gross profits:
Transportation:
Truck	$100,543	$85,952
Intermodal	5,433	4,168
Ocean	4,605	3,839
Air	771	553
Miscellaneous	2,632	2,056

Total transportation	113,984	96,568
Sourcing	11,821	11,324
Information services	7,286	5,705

Total gross profits	133,091	113,597

Operating costs and expenses:
Personnel expenses	67,219	58,886
Selling, general and administrative	22,412	20,873

Total operating costs and expenses	89,631	79,759

Income from operations	43,460	33,838
Investment and other income:
Interest income and other	410	340
Nonqualified deferred compensation investment loss	(66)	(12)

Total investment and other income	344	328

Income before provision for income taxes	43,804	34,166
Provision for income taxes	16,968	13,324

Net income	$26,836	$20,842

Net income per share (basic)	$0.32	$0.25

Net income per share (diluted)	$0.31	$0.24

Weighted average shares outstanding (basic)	84,332	84,567

Weighted average shares outstanding (diluted)	85,623	85,978

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C.H. Robinson Worldwide, Inc.

April 22, 2003

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$137,166	$132,999
Available-for-sale securities	45,380	45,227
Receivables	416,436	391,670
Other current assets	19,595	18,676

Total current assets	618,577	588,572

Net property and equipment	25,296	26,476
Intangible and other assets	162,601	162,103

	$806,474	$777,151

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable	$289,639	$275,157
Accrued compensation	22,373	39,533
Other accrued expenses	38,105	28,784

Total current liabilities	350,117	343,474

Long term liabilities:
Deferred tax liability	7,088	6,280
Nonqualified deferred compensation obligation	2,075	1,567

Total long term liabilities	9,163	7,847

Total liabilities	359,280	351,321

Total stockholders’ investment	447,194	425,830

	$806,474	$777,151

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C.H. Robinson Worldwide, Inc.

April 22, 2003

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except operational data)

	Three months ended March 31,
	2003	2002
Operating activities:
Net income	$26,836	$20,842
Depreciation and amortization	2,780	3,542
Other non-cash expenses	3,461	3,934
Net changes in operating elements	(21,270)	(3,933)

Net cash provided by operating activities	11,807	24,385
Investing activities:
Net property additions	(1,305)	(1,576)
Cash paid for acquisition	—	(15,716)
Net purchases of investments	(153)	—
Other assets, net	(481)	(432)

Net cash used for investing activities	(1,939)	(17,724)
Financing activities:
Net sales of common stock	723	360
Cash dividends	(6,754)	(5,064)

Net cash used for financing activities	(6,031)	(4,704)
Effect of exchange rates on cash	330	339

Net increase in cash and cash equivalents	4,167	2,296
Cash and cash equivalents, beginning of period	132,999	115,741

Cash and cash equivalents, end of period	$137,166	$118,037

	As of March 31,
	2003	2002
Operational data:
Employees	3,873	3,775
Branches	150	144

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